EXHIBIT 15.3

[Maples and Calder Letterhead]

Jumei International Holding Limited

20th Floor, Tower B, Zhonghui Plaza

11 Dongzhimen South Road

Dongcheng District

Beijing 100007

People’s Republic of China

29 April 2015

Dear Sir

Re: Jumei International Holding Limited

We have acted as legal advisers as to the laws of the Cayman Islands to Jumei International Holding Limited, an exempted limited liability company incorporated in the Cayman Islands (the "Company"), in connection with the filing by the Company with the United States Securities and Exchange Commission (the "SEC") of an annual report on Form 20-F for the year ended 31 December 2014 (the "Annual Report"), which will be filed with the SEC in the month of April 2015.

We consent to the reference to our firm under the heading "Item 10. Additional Information – E. Taxation – Cayman Islands Taxation" in the Annual Report, and further consent to the incorporation by reference into the Registration Statement on Form S-8 (File No.: 333-197313) filed on 9 July 2014 of the summary of our opinion under the heading "Item 10. Additional Information – E. Taxation – Cayman Islands Taxation" in the Annual Report. We also consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully

/s/ Maples and Calder

Maples and Calder